Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - October 2011

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013

Yield	17.56%
Less: Coupon	0.60%
Servicing Fee	1.50%
Net Credit Losses	4.28%
Excess Spread :
October-11	11.18%
September-11	11.73%
August-11	10.87%
Three Month Average Excess Spread	11.26%

Delinquency:
30 to 59 Days	0.72%
60 to 89 Days	0.50%
90+ Days	1.33%
Total	2.55%

Principal Payment Rate	21.54%